As filed with the Securities and Exchange Commission on April 8, 2011

Registration No. 333-173280

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Box Ships Inc.

(Exact name of Registrant as specified in its charter)

Republic of The Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Box Ships Inc. 15, Karamanli Avenue Voula, 16673 Athens, Greece (011) (30) (210) 8914 600		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1223
(Address and telephone number of Registrant’s principal executive offices)		(Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq. Edward S. Horton, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1223 (telephone number) (212) 480-8421 (facsimile number)	Stephen P. Farrell, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6050 (telephone number) (212) 309-6001 (facsimile number)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	11,500,000	$17.00	$195,500,000	$22,697.55*
Preferred Stock Purchase Rights (3)			—	—

(1)	Includes common shares that may be sold pursuant to the underwriters’ over-allotment option.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3)	Preferred stock purchase rights are not currently separable from the shares of our common stock and are not currently exercisable. The value attributable to the preferred stock purchase rights, if any, will be reflected in the market price of our common stock.
*	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form F-1 of Box Ships Inc. (“Amendment No. 1”) does not relate to the contents of the preliminary Prospectus contained in the registrant’s Registration Statement on Form F-1 which is not amended hereby. This Amendment No. 1 is being filed solely for the purpose of filing final opinions as exhibits 5.1 and 8.1 and exhibits 1.1, 10.1, 10.3, 10.5, 10.9 and 10.12.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

The bylaws of the Registrant provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant against:

(1)	all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director or officer acting in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always that such indemnity shall not extend to any matter which would render it void pursuant to any Marshall Islands statute from time to time in force concerning companies insofar as the same applies to the Registrant; and

(2)	all liabilities incurred by him as such director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under any Marshall Islands statute from time to time in force concerning companies in which relief from liability is granted to him by the court.

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our Amended and Restated Articles of Incorporation and bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorney’s fees and disbursements and court costs) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Amended and Restated Articles of Incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Section 60 of the BCA provides as follows:

Indemnification of directors and officers:

(1)

Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)	Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)	When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)	Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7. Recent Sales of Unregistered Securities.

On June 11, 2010, we issued 100 shares of our capital stock, no par value, to Paragon Shipping. The following table sets forth private sales of our capital stock since inception:

Securities Sold	Date Sold	Consideration Per Share	Total Consideration	Registration Exemption	Purchasers
100 shares of capital stock	June 11, 2010	—	—	Section 4(2) of the Securities Act	Paragon Shipping

Item 8. Exhibits and Financial Statement Schedules

Exhibit Number	Description

1	Form of Underwriting Agreement

*3.1	Form of Amended and Restated Articles of Incorporation of the Company

*3.2	Form of Amended and Restated Bylaws of the Company

*4.1	Form of Stock Certificate

5.1	Opinion of Seward & Kissel LLP, Marshall Islands counsel to the Company, as to the validity of the common stock and the related preferred stock purchase rights

8.1	Tax opinion of Seward & Kissel LLP

10.1	Form of Management Agreement between a vessel-owning subsidiary of the Company and Allseas Marine S.A.

*10.2	Form of Administrative Services Agreement between the Company and Allseas Marine S.A.

10.3	Form of Shareholder Rights Agreement between the Company and Computershare Trust Company N.A.

*10.4	Form of 2011 Equity Incentive Plan

10.5	Form of Non-Competition Agreement between the Company, Paragon Shipping and Michael Bodouroglou

*10.6	Form of Registration Rights Agreement

*10.7	Form of Purchase Agreement between the Company and Paragon Shipping

*10.8	Form of Purchase Agreement between the Company and Proplous Navigation

10.9	Form of Credit Facility between the Company and Paragon Shipping Inc. relating to an unsecured credit facility of up to $30.0 million

10.10	Reserved

10.11	Reserved

10.12	Form of Purchase Option Agreement between the Company and Paragon Shipping Inc.

*10.13	Form of Executive Services Agreement

*10.14	Commitment Letter from ABN AMRO Bank N.V. dated March 28, 2011

*10.15	Commitment Letter from UniCredit Bank AG dated March 29, 2011

Exhibit Number	Description

*21	Subsidiaries of the Company

23.1	Consent of Seward & Kissel LLP (included in Exhibits 5.1 and 8.1)

*23.2	Consent of Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

*23.3	Consent of Drewry Shipping Consultants Ltd.

*23.4	Consent of Dimitar Todorov

*23.5	Consent of Joel Walton

*23.6	Consent of Achilleas Stergiou

24.1	Powers of Attorney (included on the signature page hereto).

*	Previously filed.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece on April 8, 2011.

BOX SHIPS INC.

By:	/s/ Michael Bodouroglou
	Name:	Michael Bodouroglou
	Title:	Chairman, President and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton or either of them, with full power to act alone, his or her true lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Bodouroglou	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 8, 2011
Michael Bodouroglou

/s/ Robert Perri	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 8, 2011
Robert Perri

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on April 8, 2011.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
By: Donald J. Puglisi Title: Authorized Representative

Exhibit Index

Exhibit Number	Description

1	Form of Underwriting Agreement

*3.1	Form of Amended and Restated Articles of Incorporation of the Company

*3.2	Form of Amended and Restated Bylaws of the Company

*4.1	Form of Stock Certificate

5.1	Opinion of Seward & Kissel LLP, Marshall Islands counsel to the Company, as to the validity of the common stock and the related preferred stock purchase rights

8.1	Tax opinion of Seward & Kissel LLP

10.1	Form of Management Agreement between a vessel-owning subsidiary of the Company and Allseas Marine S.A.

*10.2	Form of Administrative Services Agreement between the Company and Allseas Marine S.A.

10.3	Form of Shareholder Rights Agreement between the Company and Computershare Trust Company N.A.

*10.4	Form of 2011 Equity Incentive Plan

10.5	Form of Non-Competition Agreement between the Company, Paragon Shipping and Michael Bodouroglou

*10.6	Form of Registration Rights Agreement

*10.7	Form of Purchase Agreement between the Company and Paragon Shipping

*10.8	Form of Purchase Agreement between the Company and Proplous Navigation

10.9	Form of Credit Facility between the Company and Paragon Shipping Inc. relating to an unsecured credit facility of up to $30.0 million

10.10	Reserved

10.11	Reserved

10.12	Form of Purchase Option Agreement between the Company and Paragon Shipping Inc.

*10.13	Form of Executive Services Agreement

*10.14	Commitment Letter from ABN AMRO Bank N.V. dated March 28, 2011

*10.15	Commitment Letter from UniCredit Bank AG dated March 29, 2011

*21	Subsidiaries of the Company

23.1	Consent of Seward & Kissel LLP (included in Exhibits 5.1 and 8.1)

*23.2	Consent of Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

*23.3	Consent of Drewry Shipping Consultants Ltd.

*23.4	Consent of Dimitar Todorov

*23.5	Consent of Joel Walton

*23.6	Consent of Achilleas Stergiou

24.1	Powers of Attorney (included on the signature page hereto).

*	Previously filed.